EXHIBIT 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jeff Worden
412-434-3046

PPG to acquire Ameron’s coatings business, buys remaining share in Dongju

Annual coatings revenues expected to increase by approximately US$400 million

PITTSBURGH, June 29, 2006 – PPG Industries (NYSE:PPG) has reached agreement to acquire the Performance Coatings and Finishes business of Ameron International Corporation, Pasadena, Calif. (NYSE:AMN) Completion of the acquisition is subject to customary closing conditions, including receipt of required regulatory approvals, which are expected within 30 to 45 days.

Ameron’s Performance Coatings and Finishes business employs approximately 700 people, and had sales of US$210 million in 2005. The purchase price is US$115 million plus working capital adjustment. The company operates manufacturing sites in the United States, Europe, Australia and New Zealand, in addition to warehouses and offices around the world, some of which would remain with Ameron after the sale. The agreement also includes Ameron’s 40 percent ownership in Oasis-Ameron, Ltd., located in Saudi Arabia, subject to the majority shareholders’ approval. The acquisition expands PPG’s protective coatings business into Europe and Australia, and will enable the company to participate in the marine coatings market.

In addition, PPG has acquired the remaining 50 percent share of Dongju Industrial Co., Ltd., from its partners led by Dongju chairman Yeong Kil Sohn. PPG has owned 50 percent of Dongju since 1985 and has accounted for this investment under the equity method of accounting. Dongju serves the automotive original equipment manufacture (OEM), refinish, industrial and packaging coatings segments in South Korea. Dongju has manufacturing locations in Chon Ahn and Busan, South Korea. Terms for the Dongju acquisition were not disclosed.

PPG estimates that the company will increase its reported coatings revenues by approximately US$400 million, or 7 percent, on an annual basis, as a result of the two acquisitions.

“These acquisitions demonstrate our strategy to focus on coatings and expand into new markets and emerging regions,” said Chuck Bunch, chairman and chief executive officer of PPG. “They complement our existing coatings businesses and give us a platform from which to accelerate our growth. With Ameron’s capabilities, technology, and brand names, we’ll now have a global presence in protective coatings, and will be able to penetrate the marine coatings market. By acquiring the remaining interest in Dongju, we will be able to strengthen our presence in the Asian coatings market and substantially improve our supply chain efficiencies in the region.”

Pittsburgh-based PPG is the world’s leading manufacturer of transportation coatings, a global supplier of industrial and packaging coatings, and a leading producer of architectural coatings, primarily in North America. In addition, PPG manufactures flat and fabricated glass, continuous-strand fiber glass and chemicals. Sales were US$10.2 billion for 2005.

PPG to acquire Ameron’s coatings business, buys remaining share in Dongju

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein. Such factors include the potential inability of the parties to secure required approvals or consents or otherwise to complete the acquisitions in a timely manner, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity. All information in this news release speaks only as of June 29, 2006, and any distribution of this presentation after that date is not intended and will not be construed as updating or confirming such information.

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